FILED PURSUANT TO RULE 424 (B)(3)

File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 2 TO

MARKET MAKING PROSPECTUS DATED

JANUARY 4, 2012

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 9, 2012

ON FEBRUARY 9, 2012, ARAMARK CORPORATION FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2012

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

ARAMARK Corporation (the “Company”) is seeking to extend the maturity date of approximately $1.0 billion in the aggregate of (i) principal amount of term loans having a current maturity date of January 26, 2014 under its amended and restated senior secured credit agreement dated as of March 26, 2010 (as amended, the “Credit Agreement”) and (ii) letter of credit deposits securing the synthetic letter of credit facility under the Credit Agreement having a current maturity date of January 26, 2014. The outstanding principal amount of all term loans under the Credit Agreement with a maturity date of January 26, 2014 is $1,880.6 million. The total amount of letter of credit deposits securing the Company’s synthetic letter of credit facility that have a maturity date of January 26, 2014 are $107.4 million. The Company will determine in its sole discretion the total amount of term loans and letter of credit deposits that it accepts for extension. The maturity date and other terms for term loans and letter of credit deposits that are not extended are expected to remain unchanged.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended or under Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filings that such information is to be considered “filed” or incorporated by reference therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: February 9, 2012	By:	/s/ Christopher S. Holland
	Name:	Christopher S. Holland
	Title:	SVP, Finance and Treasurer